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                                                                   EXHIBIT 99(A)

                                                              KOGER EQUITY, INC.


                                                                            NEWS

                  KOGER EQUITY ACQUIRES PREMIER OFFICE PROJECT
                    IN ATLANTA'S CENTRAL PERIMETER SUBMARKET

         BOCA RATON, FLORIDA--FEBRUARY 12, 2002--Koger Equity, Inc. (NYSE:KE) today announced that it has closed on the purchase of Three Ravinia Drive, an 805,972 square foot office building located in Atlanta's Central Perimeter submarket for $125 million in cash. The initial investment in the property was capitalized using a combination of a portion of the cash from the proceeds of Koger's recently closed $303 million asset sale and $80 million from the Company's $125 million line of credit.

         Three Ravinia, completed in 1991, is a 31-story, 431 foot tall, Class A trophy office building designed by the noted architectural firm of Kevin Roche John Dinkeloo & Associates and developed by Hines Interests LP. The building is located on the northeast corner of Ashford-Dunwoody Road and Interstate 285 in DeKalb County in suburban North Atlanta. It is the largest metropolitan office building north of Midtown Atlanta and the tallest building in DeKalb County.


ABOUT KOGER EQUITY

         Koger Equity, Inc. (NYSE: KE) owns and operates 12 suburban office parks and three freestanding buildings, containing approximately 7.7 million rentable square feet, located in eight cities in the Southeast and manages for others eight suburban office parks and two freestanding buildings, containing
3.96 million rentable square feet, located in six cities in the Southeast and Southwest.

         For more information about Koger contact its website at www.koger.com or Investor Relations, 8880 Freedom Crossing Trail, Suite 101, Jacksonville, Florida 32256-8280, 904-538-8871.